UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

CREATIVE LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-52883	20-445603
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

701 Market, Suite 113, St. Augustine, FL 32095
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code : (904) 824-3133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On September 5, 2014 the “Company appointed Richard Nickelson as its Chief Financial and Accounting Officer.

Mr. Nickelson (age 61) has served as the Company’s controller since February 2012, working closely with management and the Company’s SEC attorney and auditors to develop and meet the SEC reporting processes and deadlines, as well as providing internal, management financial reporting.

Since September of 2012, Mr. Nickelson served in a dual role as the newly formed position of Director of Support, and started the Support Team which consolidated the Company’s Franchisee support processes in one department. The Support Team is dedicated to the performance needs of the Franchisees. He will continue in this dual role of Director of Support with his CFO position.

Between July 2007 and August 2011, Mr. Nickelson served as a senior staff accountant for a $700 million natural gas company, Infinite Energy, Inc.

Mr. Nickelson graduated from the United States Air Force Academy with a B.S. in astronautical engineering and obtained an M.S. in engineering management from UCLA. He served as a satellite engineer in the Air Force, but switched to a career in business upon leaving the Air Force as a Captain, and later obtained a B.S. in accounting from Regis University. His business experience includes financial management and operations management with a progression in a 40,000 sft, computer automated manufacturing plant from staff accountant to controller and general manager.

There are no arrangements or understandings between Mr. Nickelson and any other persons pursuant to which he was selected as the Company’s Chief Financial and Accounting Officer. There are no family relationships between Mr. Nickelson and any director or executive officer of the Company and he has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Nickelson will be paid an annual salary of $120,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATIVE LEARNING CORPORATION

Date: September 10, 2014	By:	/s/ Brian Pappas
Brian Pappas
Chief Executive Officer

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